Exhibit 10.21

SERVICE AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), dated as of August 20, 2015 (the “Effective Date”), is by and between RAMACO, LLC, a Delaware limited liability company (“Service Provider”) and RAMACO DEVELOPMENT, LLC, a Delaware limited liability company, (“Customer” and together with Service Provider, the “Parties”, and each a “Party”).

WHEREAS, Service Provider has a functioning office located at 250 West Main Street, Suite 210, Lexington, Kentucky 40507 (the “Office”) with the capacity to provide certain office functions, including but not limited to, administrative services, office supplies, office furniture, computer hardware and software and telephone services (the “Services”); and

WHEREAS, Customer desires to occupy space in the Office and use the Services, and Service Provider is willing to allow Customer to occupy the Office and use the Services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider and Customer agree as follows:

1. Use of Office and Services. As of the Effective Date, Service Provider shall allow Customer to occupy certain space in the Office identified to the Customer by the Service Provider. For as long as Customer occupies the Office, Customer shall be able to use the Services.

2. Service Provider Obligations. In addition to allowing the Customer access to the Office and Services, Service Provider shall provide Customer access to certain employees working at the Office and equipment located at the Office as reasonably requested by the Customer and agreed to by the Service Provider.

3. Customer Obligations. Customer shall not interfere with the operations of the Service Provider at the Office and shall at all times take reasonable care when using the Services.

4. Fees and Expenses. In exchange for use of the Office and Services, Customer shall pay to Service Provider a fee of THIRTY-SEVEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS $37,500.00 every six months (“Rentals”); provided, however, the Rentals due to Service Provider for the period commencing on the date hereof and ending on December 31, 2015 shall equal TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($25,000.00). Customer shall pay Rentals in arrears for each previous six month period on January 1 and July 1 of each calendar year until this Agreement is terminated.

5. Termination. This Agreement may be terminated by either Party providing the other Party with 30 days advance written notice of its intent to do the same. Upon termination, Customer shall pay Service Provider its pro rata Rentals incurred under this Agreement.

6. Assignment. Customer shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Service Provider. Any purported assignment or delegation in violation of this Section 5 shall be null and void.

7. Successors and Assigns. Notwithstanding Section 5 of this Agreement, this Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

8. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 7, a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RAMACO, LLC, a Delaware limited liability company

By:	/s/ Randall W. Atkins
Name:	Randall W. Atkins
Its:	Authorized Agent

RAMACO DEVELOPMENT, LLC, a Delaware limited liability company

By:	/s/ Michael D. Bauersachs
Name:	Michael D. Bauersachs
Its:	Authorized Agent